EXHIBIT 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary describes our capital stock and the material provisions of our certificate of incorporation and our bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws, copies of which are on file with the SEC. Copies of these governing documents are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. Whenever we refer to particular sections or defined terms of the charter or the bylaws, such sections or defined terms are incorporated herein by reference and the statement in connection with such reference is made is qualified in its entirety by such reference. References to “the Company,” “we,” “us” or “our” mean Airship AI Holdings, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

Authorized and Outstanding Stock

We are a Delaware company and our affairs are governed by our certificate of incorporation, our bylaws and the Delaware General Corporation Law, which we refer to as the “DGCL” or “Delaware law” below, and the common law of the State of Delaware. Our charter authorizes the issuance of 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for such purposes.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of common stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the common stock, then outstanding, if any.

Other rights. The holders of common stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.

Preferred Stock

Our charter authorizes the Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of common stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock, restricting dividends on the Company’s capital stock, diluting the voting power of common stock, impairing the liquidation rights of the Company’s capital stock, or delaying or preventing a change in control of the Company. At present, there are no plans to issue any preferred stock.

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Warrants

Public Warrants

Each whole public warrant will entitle the registered holder to purchase one share of common stock at a price of $4.50 per share, subject to adjustment as discussed below, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares of common stock are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its public warrants only for a whole number of shares of common stock. This means only a whole public warrants may be exercised at a given time by a warrant holder. The public warrants will expire five years after the closing of the merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrants will be exercisable and the Company will not be obligated to issue a share of common stock upon exercise of a public warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any public warrant.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00.

Once the public warrants become exercisable, the Company may redeem the outstanding public warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders (which we refer to as the “Reference Value”).

The Company will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

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We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant described under the heading “— Anti-dilution Adjustments”) as well as the $4.50 warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $10.00.

Once the public warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon not less than 30 days’ prior written notice of redemption, provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of common stock except as otherwise described below;

•

if, and only if, the Reference Value equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise) or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”; and

•	if the Reference Value is less than $18.00 per share, the private warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of common stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of the common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. the Company will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant or the exercise price of a public warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of public warrants is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

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Redemption Date (period to expiration of warrants)	Fair Market Value of Common Stock
	≤	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥	18.00
60 months		0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the public warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.

This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the common stock is trading at or above $10.00 per share, which may be at a time when the trading price of the common stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00.” Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of BYTS’ IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the applicable redemption price to the warrant holders.

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No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than shares of common stock pursuant to the warrant agreement, the public warrants may be exercised for such security. At such time as the public warrants become exercisable for a security other than common stock, the Company (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the warrants.

Redemption Procedures

In the event that the Company determines to redeem the public warrants when the closing price of the shares of common stock equals or exceeds $18.00 per share or $10.00 per share, pursuant to Section 6.1 or Section 6.2 of the warrant agreement, respectively, the Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Beneficial Ownership Limitations

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of common stock is increased by a share capitalization payable in shares of common stock, or by a sub-division of shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares. A rights offering made to all or substantially all holders of securities entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) the quotient of (x) the price per share of common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if the Company, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the common stock on account of such common stock (or other securities into which the public warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the public warrants.

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The public warrants are issued in registered form under a warrant agreement between the Company and Equiniti Trust Company, LLC, as warrant agent. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the public warrants and the warrant agreement, (ii) adjusting the provisions relating to cash dividends on shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private warrants, 50% of the then outstanding private warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the annual report, for a complete description of the terms and conditions applicable to the public warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Exclusive Forum

The warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits and result in increased costs to warrant holders to bring a lawsuit. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board.

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Private Warrants

The private warrants will not be redeemable by the Company so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees (except as set forth under “— Warrants — Public Warrants — Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $10.00”). The Sponsor or its permitted transferees have the option to exercise the private warrants on a cashless basis. Except as described below, the private warrants have terms and provisions that are identical to those of the warrants sold as part of the Units in BYTS’ IPO. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units sold in BYTS’s IPO.

Except as described above under “— Public Warrants — Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $10.00,” if holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the private warrants, multiplied by the excess of the “fair market value” of the common stock (as defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of the IPO whether the Sponsor would be affiliated with us following a business combination. If the Sponsor remains affiliated with the Company, its ability to sell the Company’s securities in the open market will be significantly limited. The Company has policies in place that prohibit insiders from selling securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their public warrants and sell the shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

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